EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Anne H. Lloyd
Senior Vice President, Chief Financial Officer and Treasurer
(919) 783-4660
www.martinmarietta.com
MARTIN MARIETTA MATERIALS, INC. REPORTS SECOND QUARTER RESULTS

Gross Profit Margin Expands 70 Basis Points
RALEIGH, North Carolina (August 4, 2009) — Martin Marietta Materials, Inc. (NYSE:MLM) today announced results for the second quarter and six months ended June 30, 2009. Notable items for the quarter were:
•	Net sales of $411.3 million, down 22% compared with the 2008 second quarter

•	Consolidated gross profit margin (excluding freight and delivery revenues) of 27.2%, up 70 basis points over the prior-year quarter

•	Earnings from operations of $73.0 million compared with $104.9 million in the prior-year quarter

•	Earnings per diluted share of $0.86, compared with $1.51 for the prior-year quarter

•	Heritage aggregates product line pricing up 4% and volume down 26%

•	Energy costs down $27 million, or 45%, compared with the prior-year quarter

•	Selling, general and administrative expenses down $5.2 million compared with the prior-year quarter

•	Aggregates quarries acquired from CEMEX, Inc. in June 2009 fully integrated
Management Commentary
Stephen P. Zelnak, Jr., Chairman and CEO of Martin Marietta Materials, stated, “Given the economic climate, the second quarter was predictably difficult as we continued to guide our business through the worst recession since the 1930’s. Nonetheless, by maintaining our focus on operating performance and cost discipline, we expanded consolidated gross profit margin (excluding freight and delivery revenues) by 70 basis points to 27.2%. The gross profit margin improvement was driven by a 4% increase in heritage aggregates pricing as well as an $87 million, or 23%, decline in consolidated cost of sales. The lower cost of sales was achieved despite expected increases in both depreciation and pension costs. Energy costs were down $27 million, or 45%, from the second quarter of 2008. A 58% decline in the cost of diesel fuel was the primary component.
“The 4% increase in heritage aggregates pricing was achieved despite a 26% decline in second quarter heritage aggregates volume compared with the prior-year quarter, which was exacerbated by weather. The extended economic downturn has significantly affected state budgets, and we are experiencing a more pronounced pullback in infrastructure construction spending than expected. In terms of aggregates shipments, May is historically the strongest month of the year. However, three of our top five states, specifically, North Carolina, Georgia and Florida, experienced record rainfall, making this May the weakest month for both the quarter and the six-month period, with shipments declining 30% compared with the prior-year period.
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MLM Reports Second-Quarter Results

August 4, 2009
“Commercial construction activity remains weak, primarily in office and retail construction. However, there has been a resurgence in alternative-energy construction projects, namely wind farms in Iowa, and we are benefiting from those projects as well as the continued strength of the farm economy through our position in the Midwest. Further, while little has changed at the half year with respect to residential construction, indicators increasingly point to the beginning of a recovery in the second half of 2009.
“Second-quarter net sales in the Specialty Products business were down $12 million, or 26%, with reduced dolomitic lime shipments to the steel industry and slowing magnesia chemicals sales consistent with declines in general industrial demand. The Specialty Products business has responded to this slowdown through workforce downsizing to match current demand, a reduction in required maintenance activities, and limiting contract services. These measures, together with a decrease in the cost and consumption of natural gas, combined to expand gross profit margin by 350 basis points over the second quarter 2008 to 31%. Earnings from operations of $7.8 million decreased about $2 million compared with the prior-year quarter.
“Selling, general and administrative expenses were down $5.2 million for the quarter compared with the 2008 second quarter. Personnel costs declined $2.6 million, after absorbing a $1.5 million increase in pension expense. Our objective continues to be to reduce selling, general and administrative spending after absorbing the pension expense increase expected this year.
“For the second quarter of 2009, we reported earnings from operations of $73.0 million, compared with $104.9 million in the second quarter of 2008. Consolidated operating margin (excluding freight and delivery revenues) was 17.8% for the second quarter of 2009 compared with 19.9% in the second quarter of 2008. Consolidated earnings from operations for the second quarter of 2009 and 2008 included several nonrecurring items: 2009 included $1.7 million of transaction costs and $1.2 million of property losses related to our Nova Scotia operation; 2008 included $7.2 million of gains from the asset exchange transaction with Vulcan Materials Company. Excluding the effects of these nonrecurring items, second quarter 2009 and 2008 operating margin excluding freight and delivery revenues would have been 18.5% and 18.6%, respectively.
“We completed the acquisition and highly successful integration of the aggregate quarries purchased from CEMEX, Inc. in June. These quarries enhance our rail and barge positions within our West Group and will make a positive contribution to profitability in this and future years.
Liquidity And Capital Resources
“We continue to distinguish ourselves from our peers on the basis of the strength of our balance sheet, our ability to generate solid cash flows even in a weak economy, and our financial flexibility. Management and control of working capital and reduced capital expenditures have contributed to maintaining our cash flows. For the six months ended June 30, 2009, net cash provided by operating activities was $116.7 million, down only $9.8 million from the comparable prior-year period. This resulted despite a $50.9 million decline in consolidated net earnings and a $14.0 million use of cash for inventory, related primarily to a build in aggregates tonnage. Cash used for investing activities was down significantly from the prior-year period as we scaled back capital expenditures to $74.8 million for the six-month period in 2009, down $84.6 million from prior-year period capital spending of $159.4 million. Capital expenditures have been further curtailed from previous guidance and are now expected to be no more than $165 million in 2009.
“We ended the quarter with $133.4 million in cash and cash equivalents, after paying $65 million in cash for the assets acquired from CEMEX, Inc. At June 30, 2009, we had available borrowings of $323 million on our revolving credit agreement and $100 million on our secured accounts receivable credit facility. At June 30, 2009, our ratio of debt to trailing 12-month EBITDA was 2.8 times, well within our leverage covenant of 3.25 times.
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MLM Reports Second-Quarter Results

August 4, 2009
“We remain confident that we have sufficient liquidity from cash flows generated in the operation of the business and from reduced capital expenditures, as well as sufficient incremental financial flexibility, to service our debt and to create value for our shareholders in these challenging times.
2009 Outlook
“Looking ahead, we have seen increased infrastructure bidding activity directly attributable to the federal economic stimulus, or the American Recovery and Reinvestment Act, and a rise in actual projects awarded in a significant number of states. Unfortunately, it is taking longer than we expected for jobs to progress into the actual construction phase and, as a result, shipments to stimulus jobs in the second quarter were below our expectations. We now believe that about 25% of stimulus projects will commence in the second half of the year, with most of the remainder doing so in 2010. We have been awarded jobs from other stimulus components, including Army Corps of Engineers projects along our river-distribution network. Consistent with the timing for infrastructure projects, these jobs will also be weighted toward the back half of 2009 and into 2010.
“Another example of the increased infrastructure activity is the sale, on July 15, 2009, by the North Carolina Turnpike Authority (“NCTA”) of $624 million in bonds to finance North Carolina’s first modern toll road, the Triangle Expressway. In addition, the NCTA obtained a $387 million loan from the federal Department of Transportation to complete the project’s financing. We will supply aggregates on a significant section of this project and expect shipments to commence in 2009; the highway should open for traffic in 2011. We first reported this project’s passage in the second quarter of 2008 as the first significant step in the NCTA’s initial mission to study, plan, develop, construct and maintain up to nine projects. At that particular time, the North Carolina legislature had passed a budget that provided funding for the construction of four toll-road projects for a total of $3.2 billion. Subsequently, credit market disruptions prevented the NCTA from issuing bonds and the related jobs were delayed. Such delays generally are not uncommon in the current economic environment as Departments of Transportation, turnpike authorities, and other state and local governing bodies use alternative financing vehicles to underwrite much needed road construction.
“As previously stated, we believe that the remainder of 2009 will continue to be challenging as we deal with an uncertain United States economy. We are carefully monitoring the fiscal condition and activities of the states in which we do business and how quickly they can move jobs funded by the stimulus program into the actual construction phase. In addition, we are watching closely as many states explore alternative means of funding their infrastructure over the longer term. Infrastructure demand will continue to be pressured as states grapple with long-term resolutions for their budget deficits. Commercial demand is weak, primarily in office and retail construction and, while we believe residential construction has neared its bottom in many of our markets, we do not expect growth in the homebuilding sector to materialize significantly in 2009. In contrast, we expect steady growth for chemical-grade aggregates used for flue gas desulfurization and in agriculture lime, as well as ballast used in the railroad industry. In our Specialty Products segment, demand for magnesia-based chemicals products should track the general economy. With steel production forecasted to decline in line with general industrial demand, we do not expect volume growth in 2009 of dolomitic lime, which is used in both our chemical products and as a fluxing agent in steel production. We continue to expect favorable energy prices as experienced during the first six months of 2009 to contribute a range of $35 million to $50 million to operating profitability in 2009.
“Based upon our current economic view, on July 13, we revised our 2009 guidance of net earnings per diluted share to a range of $2.70 to $3.30, including the effect of the economic stimulus plan. This outlook incorporates the following assumptions: aggregates volumes to range from down 15% to 18% compared with 2008; the rate of price increase for the aggregates product line to range from 3.5% to 5% compared with 2008; and Specialty Products segment to contribute $28 million to $30 million in pretax earnings.
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MLM Reports Second-Quarter Results

August 4, 2009
2010 OUTLOOK
“Although it is too early to provide guidance for 2010, we have begun to frame our initial view on the upcoming year. As noted above, we see some of the projects that we had anticipated to commence in 2009 now beginning next year. Specifically, we believe there will be a significant increase in infrastructure-related projects as the effects of federal economic stimulus work their way into the economy. We continue to believe we will see a moderate increase in aggregates volume to portions of homebuilding, and steady growth for chemical grade aggregates used for flue gas desulfurization and in agricultural lime, as well as ballast used in the railroad industry. These markets cumulatively comprised 69% of our 2008 aggregates volumes, and we expect them to increase in 2010. Commercial construction represents the balance of our aggregates volume and, while we expect a decline in commercial construction volumes in 2010, we do not have meaningful visibility into these markets at this time. Aggregates pricing growth in 2010 is expected to trend closer to our 20-year average,” Zelnak concluded.
Risks To Earnings Expectations
The 2009 estimated earnings range includes management’s assessment of the likelihood of certain risk factors that will affect performance within the range. The most significant risk to 2009 earnings, whether within or outside current earnings expectations, will be, as previously noted, the performance of the United States economy and that performance’s effect on construction activity. Management has estimated its earnings range, assuming a stabilization of the United States economy in the second half of 2009. Should the second half 2009 stabilization not occur or the economy worsens, earnings could vary significantly.
Risks to the earnings range are primarily volume-related and include a greater-than-expected drop in demand as a result of the continued delays in federal stimulus and state infrastructure projects, a continued decline in commercial construction, a further decline in residential construction, or some combination thereof. Further, increased highway construction funding pressures as a result of either federal or state issues can affect profitability. Currently, nearly all states are experiencing state-level funding pressures driven by lower tax revenues and an inability to finance approved projects. North Carolina and Texas are among the states experiencing these pressures and these states disproportionately affect revenue and profitability. The level of aggregates demand in the Corporation’s end-use markets, production levels and the management of production costs will affect the operating leverage of the Aggregates business and, therefore, profitability. Production costs in the Aggregates business are also sensitive to energy prices, both directly and indirectly. Diesel and other fuels change production costs directly through consumption or indirectly in the increased cost of energy-related consumables, namely steel, explosives, tires and conveyor belts. Changing diesel costs also affect transportation costs, primarily through fuel surcharges in the Corporation’s long-haul distribution network. The Corporation’s earnings expectations do not include rapidly increasing diesel costs or sustained periods of increased diesel fuel cost during 2009 at the level experienced in 2008 and, in fact, expectations are that reduced diesel costs will contribute $35 million to $50 million in profitability in 2009. The Corporation experienced favorable diesel costs in the first six months of 2009, but there is no guarantee that this level of cost decrease will continue. The availability of transportation in the Corporation’s long-haul network, particularly the availability of barges on the Mississippi River system and the availability of rail cars and locomotive power to move trains, affects the Corporation’s ability to efficiently transport material into certain markets, most notably Texas, Florida and the Gulf Coast region. The Aggregates business is also subject to weather-related risks that can significantly affect production schedules and profitability. Hurricane activity in the Atlantic Ocean and Gulf Coast generally is most active during the third and fourth quarters. Opportunities to reach the upper end of the earnings range depend on demand exceeding expectations for the aggregates product line.
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MLM Reports Second-Quarter Results

August 4, 2009
Risks to earnings outside of the range include a change in volume beyond current expectations as a result of economic events outside of the Corporation’s control. In addition to the impact on commercial and residential construction, the Corporation is exposed to risk in its earnings expectations from tightening credit markets and the availability of and interest cost related to its debt. If volumes decline worse than expected, the Corporation is exposed to greater risk in its earnings, including its debt covenant, as the pressure of operating leverage increases disproportionately.
Consolidated Financial Highlights
Net sales for the quarter were $411.3 million, a 21.9% decrease versus the $526.4 million recorded in the second quarter of 2008. Earnings from operations for the second quarter of 2009 were $73.0 million compared with $104.9 million in 2008. Net earnings attributable to controlling interests were $38.9 million, or $0.86 per diluted share, versus 2008 second-quarter net earnings attributable to controlling interests of $63.8 million, or $1.51 per diluted share.
Net sales for the first six months of 2009 were $741.6 million compared with $922.7 million for the year-earlier period. Year-to-date earnings from operations were $83.9 million in 2009 versus $147.7 million in 2008. The Corporation posted an after-tax gain on discontinued operations of $0.5 million in 2009 compared with $5.3 million in 2008. For the six-month period ended June 30, 2009, net earnings attributable to controlling interests were $33.1 million, or $0.75 per diluted share, compared with net earnings attributable to controlling interests of $84.7 million, or $2.01 per diluted share, in 2008.
Business Financial Highlights
Net sales for the Aggregates business during the second quarter of 2009 were $378.1 million compared with 2008 second-quarter sales of $481.2 million. Aggregates pricing at heritage locations was up 3.7%, while volume decreased 25.6%. Including acquisitions and divestitures, aggregates pricing increased 3.8% and aggregates volume declined 25.5%. Earnings from operations for the quarter were $73.6 million in 2009 versus $107.0 million in the year-earlier period. Year-to-date 2009 net sales for the Aggregates business were $675.2 million versus $834.6 million in 2008. Earnings from operations on a year-to-date basis were $87.0 million in 2009 compared with $150.3 million in 2008. For the six-month period ended June 30, 2009, heritage aggregates pricing increased 3.6%, while volume was down 23.0%. Including acquisitions and divestitures, aggregates average selling price increased 3.8% while volume declined 23.3%.
Specialty Products’ second-quarter net sales of $33.2 million decreased 26% from prior-year net sales of $45.2 million. Earnings from operations for the second quarter were $7.8 million compared with $9.7 million in the year-earlier period. For the first six months of 2009, net sales were $66.4 million and earnings from operations were $14.2 million compared with net sales of $88.1 million and earnings from operations of $18.8 million for the first six months of 2008.
Accounting Change
Effective January 1, 2009, the Corporation retrospectively adopted Financial Accounting Standards Board Staff Position No. EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities (“the FSP”). The FSP clarifies that unvested share-based payment awards with a right to receive non-forfeitable dividends are participating securities and should be included in the calculation of basic and diluted earnings per share (EPS) using the two-class method. The Corporation pays non-forfeitable dividend equivalents during the vesting period on its restricted stock awards and incentive stock awards, which results in these being considered participating securities. Adoption of the FSP did not affect basic EPS or diluted EPS for the first quarter of 2008. For the second quarter of 2008, basic EPS, previously reported as $1.54, has been adjusted and is now reported as $1.52. Diluted EPS for the second quarter of 2008, previously reported as $1.52, has been adjusted and is now reported as $1.51. For the
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MLM Reports Second-Quarter Results

August 4, 2009
six-month period ended June 30, 2008, basic EPS, previously reported as $2.05, has been adjusted and is now reported as $2.02, and diluted EPS, previously reported as $2.02, has been adjusted and is now reported as $2.01. Adoption of the FSP will decrease basic EPS and diluted EPS for the year ended December 31, 2008, by $0.06 and $0.02, respectively.
Conference Call Information
The Company will host an online web simulcast of its second-quarter 2009 earnings conference call later today (August 4, 2009). The live broadcast of Martin Marietta Materials, Inc.’s conference call will begin at 2 p.m. Eastern Time today. An online replay will be available approximately two hours following the conclusion of the live broadcast. A link to these events will be available at the Company’s Web site.
For those investors without online web access, the conference call may also be accessed by calling 913-312-1265, confirmation number 6813924.
For more information about Martin Marietta Materials, Inc., refer to the Corporation’s web site at www.martinmarietta.com.

If you are interested in Martin Marietta Materials, Inc. stock, management recommends that, at a minimum, you read the Corporation’s current annual report and Forms 10-K, 10-Q and 8-K reports to the SEC over the past year. The Corporation’s recent proxy statement for the annual meeting of shareholders also contains important information. These and other materials that have been filed with the SEC are accessible through the Corporation’s Web site at www.martinmarietta.com and are also available at the SEC’s Web site at www.sec.gov. You may also write or call the Corporation’s Corporate Secretary, who will provide copies of such reports.
Investors are cautioned that all statements in this press release that relate to the future involve risks and uncertainties, and are based on assumptions that the Corporation believes in good faith are reasonable but which may be materially different from actual results. Forward-looking statements give the investor our expectations or forecasts of future events. You can identify these statements by the fact that they do not relate only historical or current facts. They may use words such as “anticipate,” “expect,” “should be,” “believe,” and other words of similar meaning in connection with future events or future operating or financial performance. Any or all of our forward-looking statements here and in other publications may turn out to be wrong.
Factors that the Corporation currently believes could cause actual results to differ materially from the forward-looking statements in this press release include, but are not limited to the performance of the United States economy and assumed stabilization in the second half of 2009; the level and timing of federal and state transportation funding, including federal stimulus projects and most particularly in North Carolina, one of the Corporation’s largest and most profitable states, and Georgia, Texas and South Carolina, which when coupled with North Carolina, represented 52% of 2008 net sales in the Aggregates business; the ability of states and/or other entities to finance approved projects either with tax revenues or alternative financing structures; levels of construction spending in the markets the Corporation serves; the severity of a continued decline in the commercial construction market, notably office and retail space, and the continued decline in residential construction; unfavorable weather conditions, particularly Atlantic Ocean hurricane activity, the early onset of winter and the impact of a drought in the markets served by the Corporation; the volatility of fuel costs, particularly diesel fuel, and the impact on the cost of other consumables, namely steel, explosives, tires and conveyor belts; continued increases in the cost of other repair and supply parts; transportation availability, notably barge availability on the Mississippi River system and the availability of railcars and locomotive power to move trains to supply the Corporation’s Texas, Florida and Gulf Coast markets; increased transportation costs, including increases from higher passed-through energy costs and higher volumes of rail and water shipments; further weakening in the steel industry markets served by the Corporation’s dolomitic lime products; increased interest cost resulting from further tightening of the credit markets; changes in tax laws, the interpretation of such laws and/or administrative practices that would increase the Corporation’s tax rate; violation of the debt covenant if volumes decline worse than expected; downward pressure on the Corporation’s common stock price and its impact on goodwill impairment evaluations; and other risk factors listed from time to time found in the Corporation’s filings with the Securities and Exchange Commission. Other factors besides those listed here may also adversely affect the Corporation, and may be material to the Corporation. The Corporation assumes no obligation to update any such forward-looking statements.

MLM Reports Second-Quarter Results

August 4, 2009
MARTIN MARIETTA MATERIALS, INC.
Unaudited Statements of Earnings
(In millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Net sales	$411.3	$526.4	$741.6	$922.7
Freight and delivery revenues	54.7	71.4	99.4	126.7

Total revenues	466.0	597.8	841.0	1,049.4

Cost of sales	299.5	386.9	581.3	708.1
Freight and delivery costs	54.7	71.4	99.4	126.7

Total cost of revenues	354.2	458.3	680.7	834.8

Gross profit	111.8	139.5	160.3	214.6

Selling, general and administrative expenses	36.8	42.0	73.9	79.7
Research and development	0.2	0.1	0.3	0.3
Other operating (income) and expenses, net	1.8	(7.5)	2.2	(13.1)

Earnings from operations	73.0	104.9	83.9	147.7

Interest expense	18.7	19.3	37.2	35.1
Other nonoperating (income) and expenses, net	(1.4)	(0.3)	(0.3)	(0.5)

Earnings from continuing operations before taxes on income	55.7	85.9	47.0	113.1
Income tax expense	15.6	26.3	13.3	33.3

Earnings from continuing operations	40.1	59.6	33.7	79.8

Gain on discontinued operations, net of related tax expense of $0.2, $3.8, $0.2 and $3.6, respectively	0.5	5.5	0.5	5.3

Consolidated net earnings	40.6	65.1	34.2	85.1
Less: Net earnings attributable to noncontrolling interests	1.7	1.3	1.1	0.4

Net earnings attributable to controlling interests	$38.9	$63.8	$33.1	$84.7

Net earnings per share:
Basic from continuing operations attributable to common shareholders	$0.85	$1.39	$0.74	$1.89
Discontinued operations attributable to common shareholders	0.01	0.13	0.01	0.13

	$0.86	$1.52	$0.75	$2.02

Diluted from continuing operations attributable to common shareholders	$0.85	$1.38	$0.74	$1.88
Discontinued operations attributable to common shareholders	0.01	0.13	0.01	0.13

	$0.86	$1.51	$0.75	$2.01

Dividends per share	$0.40	$0.345	$0.80	$0.69

Average number of shares outstanding:
Basic	44.6	41.3	43.2	41.3

Diluted	44.8	41.6	43.4	41.6

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MLM Reports Second-Quarter Results

August 4, 2009
MARTIN MARIETTA MATERIALS, INC.
Unaudited Financial Highlights
(In millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Net sales:
Aggregates Business:
Mideast Group	$124.8	$168.9	$206.8	$287.6
Southeast Group	92.5	121.7	188.1	224.8
West Group	160.8	190.6	280.3	322.2

Total Aggregates Business	378.1	481.2	675.2	834.6
Specialty Products	33.2	45.2	66.4	88.1

Total	$411.3	$526.4	$741.6	$922.7

Gross profit:
Aggregates Business:
Mideast Group	$45.0	$66.6	$60.9	$104.0
Southeast Group	17.3	19.5	32.1	35.5
West Group	38.3	40.8	49.1	52.8

Total Aggregates Business	100.6	126.9	142.1	192.3
Specialty Products	10.3	12.4	19.0	24.1
Corporate	0.9	0.2	(0.8)	(1.8)

Total	$111.8	$139.5	$160.3	$214.6

Selling, general and administrative expenses:
Aggregates Business:
Mideast Group	$11.1	$11.8	$22.3	$23.1
Southeast Group	6.7	6.6	13.2	13.2
West Group	10.4	11.2	21.1	22.5

Total Aggregates Business	28.2	29.6	56.6	58.8
Specialty Products	2.3	2.5	4.7	5.1
Corporate	6.3	9.9	12.6	15.8

Total	$36.8	$42.0	$73.9	$79.7

Earnings (Loss) from operations:
Aggregates Business:
Mideast Group	$33.9	$61.4	$39.1	$93.5
Southeast Group	10.1	13.5	18.3	23.0
West Group	29.6	32.1	29.6	33.8

Total Aggregates Business	73.6	107.0	87.0	150.3
Specialty Products	7.8	9.7	14.2	18.8
Corporate	(8.4)	(11.8)	(17.3)	(21.4)

Total	$73.0	$104.9	$83.9	$147.7

Depreciation	$42.9	$40.8	$84.1	$78.3
Depletion	1.1	1.1	1.7	1.8
Amortization	0.8	0.9	1.6	1.6

	$44.8	$42.8	$87.4	$81.7

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MLM Reports Second-Quarter Results

August 4, 2009
MARTIN MARIETTA MATERIALS, INC.
Balance Sheet Data
(In millions)

	June 30,	December 31,	June 30,
	2009	2008	2008
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Cash and cash equivalents	$133.4	$37.8	$13.2
Accounts receivable, net	250.3	211.6	322.0
Inventories, net	333.9	318.0	297.4
Other current assets	84.5	97.6	58.2
Property, plant and equipment, net	1,712.7	1,690.5	1,704.7
Intangible assets, net	642.4	636.2	629.2
Other noncurrent assets	50.0	40.8	46.9

Total assets	$3,207.2	$3,032.5	$3,071.6

LIABILITIES AND EQUITY
Current maturities of long-term debt and short-term facilities	$233.2	$202.5	$279.7
Other current liabilities	155.9	146.1	212.8
Long-term debt (excluding current maturities)	1,048.7	1,152.4	1,153.0
Other noncurrent liabilities	467.9	464.2	364.3
Total equity	1,301.5	1,067.3	1,061.8

Total liabilities and equity	$3,207.2	$3,032.5	$3,071.6

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MLM Reports Second-Quarter Results

August 4, 2009
MARTIN MARIETTA MATERIALS, INC.
Unaudited Statements of Cash Flows
(In millions)

	Six Months Ended
	June 30,
	2009	2008
Operating activities:
Consolidated net earnings	$34.2	$85.1
Adjustments to reconcile consolidated net earnings to net cash provided by operating activities:
Depreciation, depletion and amortization	87.4	81.7
Stock-based compensation expense	13.0	13.2
Excess tax benefits from stock-based compensation transactions	(1.3)	(1.1)
Losses (Gains) on divestitures and sales of assets	3.9	(22.6)
Deferred income taxes	2.5	14.4
Other items, net	0.1	(2.1)
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable, net	(39.1)	(76.1)
Inventories, net	(14.0)	(4.4)
Accounts payable	12.1	14.1
Other assets and liabilities, net	17.9	24.3

Net cash provided by operating activities	116.7	126.5

Investing activities:
Additions to property, plant and equipment	(74.8)	(159.4)
Acquisitions, net	(49.5)	(218.4)
Proceeds from divestitures and sales of assets	5.8	5.5
Loan to affiliate	(4.0)	—
Railcar construction advances	—	(7.3)
Repayment of railcar construction advances	—	7.3

Net cash used for investing activities	(122.5)	(372.3)

Financing activities:
Borrowings of long-term debt	230.0	297.8
Repayments of long-term debt and payments on capital lease obligations	(103.4)	(3.0)
Net (repayments) borrowings on short-term facilitites	(200.0)	3.0
Termination of interest rate swaps	—	(11.1)
Debt issuance costs	(2.3)	(1.1)
Change in bank overdraft	(3.0)	5.8
Dividends paid	(34.9)	(28.9)
Distributions to owners of noncontrolling interests	(2.3)	(1.4)
Purchase of subsidiary shares from noncontrolling interest	(17.1)	—
Repurchases of common stock	—	(24.0)
Issuances of common stock	233.1	0.8
Excess tax benefits from share-based compensation	1.3	1.1

Net cash provided by financing activities	101.4	239.0

Net increase (decrease) in cash and cash equivalents	95.6	(6.8)
Cash and cash equivalents, beginning of period	37.8	20.0

Cash and cash equivalents, end of period	$133.4	$13.2

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MLM Reports Second-Quarter Results

August 4, 2009
MARTIN MARIETTA MATERIALS, INC.
Unaudited Operational Highlights

	Three Months Ended		Six Months Ended
	June 30, 2009		June 30, 2009
	Volume	Pricing	Volume	Pricing
Volume/Pricing Variance (1)
Heritage Aggregates Product Line: (2)
Mideast Group	(29.9%)	5.6%	(30.5%)	3.6%
Southeast Group	(27.2%)	2.7%	(20.3%)	3.7%
West Group	(21.4%)	4.4%	(19.1%)	5.7%
Heritage Aggregates Operations	(25.6%)	3.7%	(23.0%)	3.6%
Aggregates Product Line (3)	(25.5%)	3.8%	(23.3%)	3.8%

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Shipments (tons in thousands)
Heritage Aggregates Product Line: (2)
Mideast Group	10,511	15,001	17,193	24,741
Southeast Group	8,007	10,997	15,968	20,033
West Group	15,445	19,647	27,189	33,621

Heritage Aggregates Operations	33,963	45,645	60,350	78,395
Acquisitions	137	—	137	—
Divestitures (4)	12	154	25	470

Aggregates Product Line (3)	34,112	45,799	60,512	78,865

(1)	Volume/pricing variances reflect the percentage increase (decrease) from the comparable period in the prior year.

(2)	Heritage Aggregates product line excludes volume and pricing data for acquisitions that have not been included in prior-year operations for the comparable period and divestitures.

(3)	Aggregates product line includes all acquisitions from the date of acquisition and divestitures through the date of disposal.

(4)	Divestitures include the tons related to divested aggregates product line operations up to the date of divestiture.
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MLM Reports Second-Quarter Results

August 4, 2009
MARTIN MARIETTA MATERIALS, INC.
Non-GAAP Financial Measures
(In millions)
Gross margin as a percentage of net sales and operating margin as a percentage of net sales represent non-GAAP measures. The Corporation presents these ratios calculated based on net sales, as it is consistent with the basis by which management reviews the Corporation’s operating results. Further, management believes it is consistent with the basis by which investors analyze the Corporation’s operating results, given that freight and delivery revenues and costs represent pass-throughs and have no profit mark-up. Gross margin and operating margin calculated as percentages of total revenues represent the most directly comparable financial measures calculated in accordance with generally accepted accounting principles (“GAAP”). The following tables present the calculations of gross margin and operating margin for the three and six months ended June 30, 2009 and 2008, in accordance with GAAP and reconciliations of the ratios as percentages of total revenues to percentages of net sales:
Gross Margin in Accordance with Generally Accepted Accounting Principles

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Gross profit	$111.8	$139.5	$160.3	$214.6

Total revenues	$466.0	$597.8	$841.0	$1,049.4

Gross margin	24.0%	23.3%	19.1%	20.5%

Gross Margin Excluding Freight and Delivery Revenues

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Gross profit	$111.8	$139.5	$160.3	$214.6

Total revenues	$466.0	$597.8	$841.0	$1,049.4
Less: Freight and delivery revenues	(54.7)	(71.4)	(99.4)	(126.7)

Net sales	$411.3	$526.4	$741.6	$922.7

Gross margin excluding freight and delivery revenues	27.2%	26.5%	21.6%	23.3%

Operating Margin in Accordance with Generally Accepted Accounting Principles

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Earnings from operations	$73.0	$104.9	$83.9	$147.7

Total revenues	$466.0	$597.8	$841.0	$1,049.4

Operating margin	15.7%	17.5%	10.0%	14.1%

Operating Margin Excluding Freight and Delivery Revenues

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Earnings from operations	$73.0	$104.9	$83.9	$147.7

Total revenues	$466.0	$597.8	$841.0	$1,049.4
Less: Freight and delivery revenues	(54.7)	(71.4)	(99.4)	(126.7)

Net sales	$411.3	$526.4	$741.6	$922.7

Operating margin excluding freight and delivery revenues	17.8%	19.9%	11.3%	16.0%

Operating margin excluding freight and delivery revenues and excluding nonrecurring items for the quarters ended June 30, 2009 and 2008, is a non-GAAP measure. The following reconciles earnings from operations to earnings from operations excluding nonrecurring items and also reconciles total revenues to net sales. It also presents the calculation of operating margin excluding freight and delivery revenues and excluding nonrecurring items.

	Quarter Ended	Quarter Ended
	June 30, 2009	June 30, 2008
Earnings from operations	$73.0	$104.9
Add: Transaction costs and property losses at Nova Scotia operation	2.9	—
Less: Gain on the exchange transaction with Vulcan Materials Company	—	(7.2)

Earnings from operations excluding nonrecurring items	$75.9	$97.7

Total revenues	$466.0	$597.8
Less: Freight and delivery revenues	(54.7)	(71.4)

Net sales	$411.3	$526.4

Operating margin excluding freight and delivery revenues and nonrecurring items	18.5%	18.6%

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MLM Reports Second-Quarter Results

August 4, 2009
MARTIN MARIETTA MATERIALS, INC.
Non-GAAP Financial Measures (continued)
(Dollars in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Earnings Before Interest, Income Taxes, Depreciation, Depletion and Amortization (EBITDA) (1)	$117.6	$155.6	$170.5	$237.6

(1)	EBITDA is a widely accepted financial indicator of a company’s ability to service and/or incur indebtedness. EBITDA is not defined by generally accepted accounting principles and, as such, should not be construed as an alternative to net income or operating cash flow. For further information on EBITDA, refer to the Corporation’s Web site at www.martinmarietta.com.
A reconciliation of Net Cash Provided by Operating Activities to EBITDA is as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Net Cash Provided by Operating Activities	$51.9	$49.8	$116.7	$126.5

Changes in operating assets and liabilities, net of effects of acquisitions and divestitures	44.4	57.5	23.1	42.1
Other items, net	(11.4)	0.3	(18.9)	(2.4)
Income tax expense for controlling interests	15.7	30.0	13.5	36.7
Interest expense	18.7	19.3	37.2	35.1
Net earnings attributable to noncontrolling interests	(1.7)	(1.3)	(1.1)	(0.4)

EBITDA	$117.6	$155.6	$170.5	$237.6

The ratio of Consolidated Debt-to-Consolidated EBITDA, as defined, for the trailing twelve months is a covenant under the Corporation’s $325 million five-year revolving credit agreement. Under the agreement, the Corporation’s ratio of consolidated debt-to-consolidated EBITDA, as defined, for the trailing twelve months can not exceed 3.25 to 1.00 as of the end of any fiscal quarter, with certain exceptions related to qualifying acquisitions, as defined.
The following presents the calculation of Consolidated Debt-to-Consolidated EBITDA, as defined, for the trailing twelve months at June 30, 2009. For supporting calculations, refer to Corporation’s Web site at www.martinmarietta.com.

Twelve-Month Period
July 1, 2008 to
June 30, 2009
Earnings from continuing operations attributable to common shareholders	$134.4
Add back:
Interest expense	76.3
Income tax expense	52.0
Depreciation, depletion and amortization expense	171.2
Stock-based compensation expense	21.8
Deduct:
Interest income	(1.2)

Consolidated EBITDA, as defined	$454.5

Consolidated Debt at June 30, 2009	$1,282.0

Consolidated Debt-to-Consolidated EBITDA, as defined, at June 30, 2009 for the trailing twelve-month EBITDA	2.82

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